Exhibit 99.1

NUWELLIS ANNOUNCES PLAN FOR CFO TRANSITION

Minneapolis, August 8, 2023 (GLOBE NEWSWIRE) Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company dedicated to transforming the lives of people with fluid overload, announced today that Lynn Blake will be transitioning from her role as Chief Financial Officer to pursue broader career goals. To ensure a smooth transition, Ms. Blake has agreed to remain in her current role through September 1, 2023 and then consult with the Company through March 31, 2024.

In connection with Ms. Blake’s pending departure, the Company intends to appoint Rob Scott as its Chief Financial Officer at its next regularly scheduled Board of Directors meeting, to be held later this month. Mr. Scott, a 10-year veteran of Nuwellis, is currently the Company’s Senior Finance Director. He joined the Company in 2013 and has held various positions of increasing responsibility in finance, strategic planning, and financial reporting. Mr. Scott was instrumental in the acquisition of the CHF Solutions assets from Baxter in 2016 and has played a lead role in the financial planning and integration success of Nuwellis. Mr. Scott previously spent five (5) years at UnitedHealth Group (NYSE: UNH) in various finance roles. He is a graduate of the University of Minnesota, Carlson School of Management, where he earned a Bachelor of Science in Finance and Entrepreneurial Studies.

“We sincerely thank Lynn for her invaluable contributions. She joined the Company in the wake of an important financing and quickly came up to speed to understand the challenges and opportunities facing Nuwellis. Her insights into the capital markets and role during the negotiations of the DaVita Supply and Collaboration agreement will be felt long after her departure, and we are fortunate to continue to benefit from her skillset through the first quarter of next year in ensuring a smooth transition for Mr. Scott into his new role as CFO,” said Nestor Jaramillo, President and CEO of Nuwellis.

“We are also excited to promote Rob to the CFO role. Rob has a thorough understanding of our therapy, our markets and our customer requirements. He has deep knowledge of the business and understands the revenue drivers of the Company. He will be a great addition to our leadership team,” continued Mr. Jaramillo.

Speaking to the transition plans, Ms. Blake said, “Having a strong internal successor in Rob will allow for a very smooth CFO transition, and Rob’s deep institutional knowledge of the business will further bolster the Company’s leadership team. I have enjoyed my time at Nuwellis and look forward to continuing to support Rob and the Company through the transition.”

“As a long-standing member of the Nuwellis team, I look forward to applying my deep knowledge of the business in the CFO role and partnering even more closely with the leadership team through the next stage of growth for the Company,” said Mr. Scott.

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minnesota with a wholly owned subsidiary in Ireland. For more information visit www.nuwellis.com or visit us on LinkedIn.

About the Aquadex SmartFlow® System

The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible, and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

CONTACTS

INVESTORS:
Vivian Cervantes
Gilmartin Group LLC
ir@nuwellis.com